EXHIBIT 23-A


            Consent of Independent Registered Public Accounting Firm


The Board of Directors and Shareholders
Sprint Nextel Corporation:

We consent to the use of our reports with respect to the consolidated financial statements and related financial statement schedule and the effectiveness of internal control over financial reporting of Sprint Nextel Corporation, formerly known as Sprint Corporation, (the "Company") as of and for the year ended December 31, 2004, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, both included in the Company's annual report on Form 10-K/A for the year ended December 31, 2004, incorporated by reference herein.



     /s/ KPMG LLP



McLean, Virginia
December 7, 2005